Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of this 14th day of January, 2005 (the “Effective Date”), by and between NuVasive, Inc. (“NuVasive”), a Delaware corporation having its principal offices at 10065 Old Grove Road, San Diego, California 92131; and Blood and Tissue Center of Central Texas (“BTC”), a non-profit organization, having its principal place of business at 4300 North Lamar Boulevard, Austin, Texas 78756-3421, facsimile number (512) 206-1213.  BTC and NuVasive are sometimes individually referred to as a “Party” and together referred to herein as the “Parties.”

RECITALS:

WHEREAS, BTC procures, processes and distributes certain human allograft tissues for transplantation;

WHEREAS, NuVasive desires to engage BTC to process, package, and send to NuVasive for distribution certain allograft bone, all subject to and in accordance with specifications and other terms of this Agreement.

WHEREAS, BTC and NuVasive, in recognition of the need for and benefits that may result from the availability of human allograft bone tissues for transplantation, desire to cooperate with each other in the provision, processing and distribution of such tissue.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration (the receipt, adequacy and legal sufficiency of which are hereby acknowledged) the Parties hereby agree as follows:

1.             Processing and Transfer Responsibilities of BTC.

(A)          Processing.  BTC shall from time to time use its best efforts to process, package, label, store and transfer to NuVasive the human allograft bone listed and more particularly described on Exhibit A hereto (the “Tissues”), as such Exhibit may be amended by the Parties from time to time, in accordance with the specifications pertaining to the Tissues imposed by NuVasive set forth on Exhibit A (the “Specifications”).  BTC agrees that BTC shall be prohibited from processing, cutting, packaging and/or otherwise providing tissues to third parties that use or employ or incorporate the intellectual property of NuVasive.  BTC recognizes that NuVasive’s

***Certain confidential portions of this Exhibit were omitted and replaced with “***” (the “Mark”).  This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 under the 1934 Act.

customer list is considered Confidential Information in accordance with this Agreement.  BTC therefore agrees that BTC shall be prohibited from selling or otherwise providing tissues, either processed for NuVasive by BTC, or that compete with such products, directly to any NuVasive customers based on any NuVasive customer information received by BTC during the course of this Agreement.  However, BTC may continue to sell or otherwise provide such tissue to NuVasive customers who were already BTC customers as of the effective date of this Agreement, or new customers who are subsequently obtained through the normal course of business.

(B)           Change of Specifications.  NuVasive may modify, change or supplement the Specifications upon 60 days’ written notice to BTC or upon the mutual agreement of the parties; provided, however, that any requested modifications, changes or supplements shall not affect existing firm purchase orders unless both parties agree to such changes.  BTC shall notify NuVasive at least 30 days in advance of any change in any processing procedures or protocols.  NuVasive shall pay for any grafts that are already in production under the previous specifications as of the date the new specifications are effective.

(C)           Forecast and Inventory.

(i)            NuVasive shall provide BTC with a month-by-month forecast of its anticipated Tissue requirements for each calendar year, beginning with the 2005 calendar year, not later than 30 days prior to the commencement of the applicable calendar year.  Within 10 days of BTC’s receipt of each calendar year forecast, BTC shall indicate whether it anticipates being able to meet such forecast.  NuVasive may at any time update any such forecast for any monthly period(s) beginning 30 days or more following the date NuVasive provides written notice of such update.  Such update(s) may be contained in any writing, including a purchase order or an MRP report.  BTC shall use its best efforts to maintain in inventory a stock of a minimum amount of Tissue material equal to the amount forecast by NuVasive for the next month’s forecasted volume.  For instance, if the forecast for January through March is 10, 12 and 14 units respectively, then BTC shall keep 12 units on the shelf in January (February’s forecast) and 14 units in February (March’s forecast).  BTC shall use FIFO (first in, first out) inventory procedures with respect to the Tissues so that older stock is used up first.  BTC will make its best effort to process tissue according to NuVasive forecast.

(ii)           BTC will required an 6-8 week lead time for processing tissue products.  For instance, if the forecast for January is 10 those grafts will not be available until March for release and distribution to NuVasive.  BTC will contact NuVasive when the grafts are ready for distribution.  BTC will request a PO from NuVasive once grafts are ready for release.  In the event that the tissue is not sent to NuVasive when the tissue is released to distribution stock, BTC will keep the units produced from forecasted amounts in stock until they are ready to be distributed to NuVasive.  It is not BTC’s intention to keep tissue for NuVasive past 1 month after the tissue is released to distribution stock.  BTC shall use FIFO (first in, first out) inventory procedures with respect to the Tissues so that older stock is used up first.

(D)          Inspection of Facilities.  NuVasive shall have the right to inspect the processing facility where the Tissues are to be processed (the “Facility”) between the hours of 9:00 a.m. and 5:00 p.m. on any business day upon giving no less than 3 business days written notice during the term of this Agreement in order to ensure BTC’s continuing compliance with the terms and conditions of this Agreement.  The performance of NuVasive’s obligations under this Agreement is expressly conditioned upon NuVasive’s ability to regularly inspect the Facility, NuVasive’s ability to regularly review BTC’s processing practices, and NuVasive’s being reasonably satisfied that the Facility and BTC’s processing practices conform to all of requirements set forth in this Agreement and imposed by Governing Law (as defined in Section 12) and all applicable regulations.  BTC shall request an audit of the distribution facility (s) for NuVasive at least once every 2 years according to AATB Standards.

(E)           NuVasive Instrumentation.  NuVasive may provide BTC with certain instrumentation for processing, cutting, packaging and/or otherwise providing Tissues to NuVasive under this Agreement, including but not limited to packaging equipment for providing the Tissues in sterile saline under US Patent No. 6,739,112 owned by NuVasive, and stamping, cutting, holding and/or milling equipment for manufacturing the Tissues according to this Agreement (“NuVasive Instrumentation”).  BTC agrees that the NuVasive Instrumentation (along with any and all proprietary rights pertaining thereto, including any improvements made by BTC) shall be the sole and exclusive property of NuVasive.  BTC shall have a limited license to use NuVasive Instrumentation (and the proprietary rights thereto) solely for use in providing Tissues to NuVasive during the term of this Agreement.  BTC agrees that BTC shall be strictly prohibited from processing, cutting, packaging and/or otherwise providing tissues to third parties using NuVasive Instrumentation and/or the proprietary rights thereto.  BTC shall maintain the NuVasive Instrumentation in good working condition while in BTC’s use, care or possession, shall perform all maintenance and repairs required to keep the NuVasive Instrumentation in such condition, and hereby assumes all responsibility and liability for any loss, theft or destruction of the NuVasive Instrumentation prior to its return to NuVasive, as well as any damage, injury or harm caused by the NuVasive Instrumentation or BTC’s use thereof prior to its return to NuVasive.  Upon any termination of this Agreement, BTC’s limited license to use the NuVasive Instrumentation (and the proprietary rights thereto) shall immediately cease and BTC shall promptly return the NuVasive Instrumentation to NuVasive in good working condition.

2.             Responsibilities of NuVasive.

(A)          Payments.  NuVasive shall promptly pay for the Tissues shipped to it as per the terms of Section 3 below.

(B)           Specifications.  NuVasive shall provide the written Specifications to BTC in sufficient detail to enable BTC to process the Tissues as efficiently as possible.

(C)           Inspection of Facilities.  BTC shall have the right to inspect the handling and storage facility where the Tissues are to be stored by NuVasive pending further shipment by NuVasive (the “NuVasive Facility”) between the hours of 9:00 a.m. and 5:00 p.m. on any business day upon giving no less than 24 hours written notice during the term of this Agreement in order to ensure NuVasive’s continuing compliance with the terms and conditions of this Agreement.  The performance of BTC’s obligations under this Agreement is expressly conditioned upon BTC’s ability to regularly inspect the NuVasive Facility, BTC’s ability to regularly review NuVasive’s handling and storing practices, and BTC’s being reasonably satisfied that the NuVasive Facility and NuVasive’s handling and storage practices conform to all of requirements set forth in this Agreement and imposed by Governing Law (as defined in Section 12) and all applicable regulations.

3.             Professional Fees, Purchase Orders, and Terms of Payment.

(A)          Professional Fees.  In consideration of services performed by BTC and the Tissues to be processed by BTC, NuVasive shall pay to BTC per particular type of Tissue as set forth in detail on Exhibit A attached hereto and made a part hereof.  BTC will invoice NuVasive for all Tissues shipped to NuVasive as of the date of each shipment and payment from NuVasive shall be due within 30 days from the date of invoice.

(B)           Purchase Orders and Terms of Payment.  NuVasive shall place orders for Tissues by transmitting a written purchase order via facsimile, e-mail or First Class Mail to BTC at the address or facsimile number identified in the Preamble of this Agreement.  The terms and conditions set forth in such purchase orders shall apply to BTC’s fee-for-service to NuVasive and delivery of the Tissues to NuVasive.  Except as otherwise set forth under this Agreement, payment for the Tissues shall be due to BTC no later than 30 days following date of shipment to NuVasive.  NuVasive shall be responsible for invoicing hospitals and collecting payment from its Customers (end users).  NuVasive’s obligation to pay BTC shall not be dependent upon to NuVasive’s actual collection of revenues from its Customers.

4.             Delivery and Title.

(A)          Timing and Place of Delivery.  The Parties acknowledge and agree that BTC will ship the Tissues directly to NuVasive and that NuVasive will maintain an inventory of such Tissues for distribution by NuVasive to its customers.  BTC shall use its best efforts to ship the Tissues within twenty-four (24) hours of the time the purchase order is received if NuVasive requests expedited delivery.  If expedited delivery is not requested, BTC shall ship the Tissues in accordance with the time period specified in the purchase order.  BTC shall provide adequate insurance for the Tissues until such Tissues(s) have been received by NuVasive.  Title and risk of loss and damage with respect to all Tissues purchased by NuVasive under this Agreement shall remain with BTC until NuVasive has received the Tissues at its designated address.  Receipt shall be evidenced by the signature of any NuVasive employee on the carrier’s delivery documentation, or other documentation provided by the carrier.

(B)           Packaging.  All Tissues shall be suitably packed for shipment in containers adequate to insure safe arrival of the Tissues at NuVasive’s designated delivery destination.  BTC shall supply all packaging and labeling materials for the Tissues; provided, however, such packaging and labeling must be in accordance with specifications and format provided by NuVasive.  BTC shall mark all containers with necessary shipping and handling information, purchase order numbers and date of shipment.  An itemized packing list shall accompany each shipment, which will also contain customer purchase order number(s), catalog numbers, and serial numbers of the Tissues.

(C)           Defective Products/Return.  Within five days of receipt NuVasive will inspect the Tissues in order to determine their suitability and their compliance with the terms of this Agreement and Governing Law.  If NuVasive determines within such limited time that any Tissues do not comply with the Specifications, Governing Law, or any representation, warranty or other provisions of this Agreement (any such Tissue, a (“Returned Tissue”), NuVasive shall notify BTC of the Returned Tissue, identify the defects in the Returned Tissue and return the same to BTC at BTC’s expense.  If at any time the Parties agree, are deemed to agree, or a nonappellable order determines, that any Returned Tissue does not comply with the Specifications, Governing Law, or any representation, warranty or other provisions of this Agreement, such Returned Tissue shall be deemed to be a “Defective Tissue”.  BTC shall have a period of thirty (30) days from receipt of any Returned Tissue during which to evaluate and respond to NuVasive’s claim that the Tissue is a Defective Tissue.  If NuVasive has not received a written notice of disagreement from BTC by the end of such thirty (30) day period, the Returned Tissue shall be deemed to be a Defective Tissue.  If NuVasive receives a written notice of disagreement by the end of such thirty (30) day period, the Parties agree to negotiate in good faith regarding whether and/or to what extent the Returned Tissue is a Defective Tissue for a period of thirty (30) days from NuVasive’s receipt of such notice prior to commencing any legal action or pursuing any other remedy with respect to the Returned Tissue.  With respect to any Tissues sold or supplied under this Agreement, BTC shall be prepared to promptly address corrective actions and determine root causes of defects.

BTC will report in writing (or by form supplied by NuVasive) how the root causes have been addressed and corrected within 30 days of being notified of the defect.

(D)          Payment of Fee-for-Service of Returned Product.  If NuVasive returns to BTC a Returned Tissue prior to paying for such Returned Tissue, NuVasive shall have no obligation to pay for the Returned Tissue unless and until the Parties agree or a nonappellable order determines that the Tissue was not a Defective Tissue.  If NuVasive returns a Returned Tissue after paying for such Returned Tissue, NuVasive may, in its discretion (i) offset the fees paid for the Returned Tissue against any yet unpaid invoice received from BTC, or (ii) require BTC to reimburse NuVasive for the fees paid with respect to the Returned Tissue.  If following either (i) or (ii) above, the Returned Tissue is determined by agreement of the Parties or a nonappellable order not to be a Defective Tissue, NuVasive shall promptly pay to BTC the fees for the Returned Tissue.

5.             BTC’s Representations, Warranties, and Covenants.  In addition to the other matters set forth herein, BTC hereby represents, warrants, and covenants, on a continuing basis, to NuVasive as follows:

(A)          Compliance with Laws and Specifications.  BTC shall comply fully with the American Association of Tissue Banks (“AATB”) standards and all federal and state laws, regulations, rules and orders (including without limitation those of the Federal Food and Drug Administration (the “FDA”)) governing the recovery of human tissues for, processing, storage, packaging, shipping, labeling and aspects of the production and handling of the Tissues (“Governing Laws”), including, without limitation, the Good Tissue Banking Practices, as they become effective, and labeling requirements contained in 21 C.F.R. Parts 1270 and 1271.  BTC represents and warrants that all Tissues will be recovered, processed, stored, packaged, shipped, labeled and otherwise produced and handled in accordance with all applicable federal and state laws and regulations, AATB standards applicable to human tissues, as well as the Specifications.  BTC will determine medical suitability, process, and ship tissues to NuVasive according to AATB and Applicable FDA standards.  NuVasive shall be registered with the FDA and shall distribute tissue according to AATB and applicable FDA standards.

(B)           Approvals.  BTC shall obtain and maintain, at its cost, all governmental, administrative and other approvals, licenses, permits and other authorizations and registrations necessary for the operation and conduct of its business and performance of its obligations under this Agreement, including, without limitation, its accreditation from the American Association of Tissue Banks, FDA tissue establishment registration and listing and all required state licenses.

(C)           Due Authorization; Validity.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action on the part of BTC, and upon execution and delivery, this Agreement will constitute a valid and binding obligation of BTC enforceable against BTC in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting claims and rights generally or by general equitable principles.

(D)          Litigation.  As of the date of this Agreement, BTC has not been served with or otherwise notified in writing of any judgment, suit, claim, action, arbitration, legal, administrative, or other proceeding or government investigation, nor to BTC’s knowledge are any such actions pending or threatened, with respect to the Tissues or BTC’s assets or business which would materially adversely affect BTC’s ability to conduct business or to perform its obligations under this Agreement.  BTC agrees to notify NuVasive within twenty four (24) hours in the event BTC is served with or otherwise notified in writing of any judgment, suit, claim, action, arbitration, legal, administrative, or other proceeding or government investigation, or in the event BTC obtains knowledge any such actions are pending or threatened, with respect to the Tissues or BTC’s assets or business which would materially adversely affect BTC’s ability to conduct business or to perform its obligations under this Agreement.

6.             NuVasive’s Representations, Warranties and Covenants.

(A)          Compliance with Laws and Specifications.  NuVasive shall comply fully with the American Association of Tissue Banks (“AATB”) standards and all federal and state laws, regulations, rules and orders (including without limitation those of the Federal Food and Drug Administration (the “FDA”)) governing the recovery of human tissues for, storage, packaging, shipping, labeling and aspects of the handling of the Tissues (“Governing Laws”), including, without limitation, the Good Tissue Banking Practices and labeling requirements contained in 21 C.F.R. Parts 1270 and 1271.  NuVasive represents and warrants that all Tissues will be stored, packaged, shipped, labeled and otherwise handled in accordance with all applicable federal and state laws and regulations, AATB standards applicable to human tissue, as well as the Specifications.

(B)           Approvals.  NuVasive shall obtain and maintain, at its cost, all governmental, administrative and other approvals, licenses, permits and other authorizations and registrations necessary for the operation and conduct of its business and performance of its obligations under this Agreement, including, without limitation, FDA tissue establishment registration and listing and all required state licenses.

(C)           Due Authorization; Validity.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action on the part of NuVasive, and upon execution and delivery, this Agreement will constitute a valid and binding obligation of NuVasive enforceable against NuVasive in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting claims and rights generally or by general equitable principles.

(D)          Litigation.  As of the date of this Agreement, NuVasive has not been served with or otherwise notified in writing of any judgment, suit, claim, action, arbitration, legal, administrative, or other proceeding or government investigation, nor to NuVasive’s knowledge are any such actions pending or threatened, with respect to the Tissues or NuVasive’s assets or business which would materially adversely affect NuVasive’s ability to conduct business or to perform its obligations under this Agreement.  NuVasive agrees to notify BTC within twenty four (24) hours in the event NuVasive is served with or otherwise notified in writing of any judgment, suit, claim, action, arbitration, legal, administrative, or other proceeding or government investigation, or in the event NuVasive obtains knowledge any such actions are pending or threatened, with respect to the Tissues or NuVasive’s assets or business which would materially adversely affect NuVasive’s ability to conduct business or to perform its obligations under this Agreement.

(E)           Specifications.  The Specifications as set forth on Exhibit A and as amended from time to time by NuVasive do not infringe upon the patent or other property rights of third parties and NuVasive shall defend against any such claims asserted by such third party against BTC.

7.             Indemnification.

(A)          Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other (The “Indemnified Party”), its shareholders, subsidiaries and affiliates, and its and their respective officers, directors, members, trustees, agents, employees and customers, and their successors and assigns, from and against any and all claims, demands, actions, liabilities, fees, suits, causes of action, damages, penalties, recoveries and deficiencies, costs and expenses (including, without limitation, attorneys’ fees) (collectively “Damages”) which arise out of or relate to (1) any breach by the Indemnifying Party of any of its representations, covenants or warranties set forth in this Agreement, or (2) any negligence by the Indemnifying Party  arising out of, in connection with or resulting from the processing, supply, or transfer of any Tissue.  Such indemnification shall not be limited to claims brought by third parties.

8.             Insurance and Notice of Claims.

(A)          BTC represents and warrants that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy (including products liability coverage and payment of attorneys fees coverage) with a financially sound and reputable insurer which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and including without limitation, professional liability insurance, with minimum coverage amounts of $3,000,000.00 per occurrence and in the aggregate.  BTC agrees to provide NuVasive a copy of its certificate of insurance upon request and to provide thirty (30) days advanced written notice prior to terminating any such policy.

(B)           NuVasive represents and warrants that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy (including products liability coverage and payment of attorneys fees coverage) with a financially sound and reputable insurer which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and including without limitation, professional liability insurance, with minimum coverage amounts of $3,000,000.00 per occurrence and in the aggregate.  NuVasive agrees to provide BTC a copy of its certificate of insurance upon request and to provide thirty (30) days advanced written notice prior to terminating any such policy.

(C)           Notification of Claims.  Each Party agrees to notify the other in writing as it becomes aware of any liability claims regarding the Tissues and any customer complaints or suspected adverse reactions or outcomes concerning the Tissues.  Each party agrees to cooperate in the evaluation of such events.

9.             Confidentiality and Intellectual Property.

(A)          Confidential Information.  The “Confidential Information” of any Party shall mean any information of a confidential or proprietary nature of such Party and shall include, without limitation, all business, strategy, pricing and marketing information of such Party, all patents, copyrights, trademarks, service marks, trade dress and other proprietary rights and applications for or with respect to any of the foregoing of such Party, and all discoveries, inventions, improvements, documents, know-how, proprietary rights and ideas related to any process, method, formula, machine, device, manufacture, composition of matter, plan or design owned or developed by such  Party, whether patentable or not, that the other Party acquires under, through, as a result of or during the term of this Agreement.  Notwithstanding the foregoing, a Party’s Confidential Information shall not include any information which:  (i) has been published or otherwise becomes a matter of public knowledge by any means other than the other Party’s default in the observance or performance of any term or provision of this Agreement or any other obligation on its part to be observed and performed; (ii) was known to the other Party at the time of such disclosure without a requirement of confidentiality, as evidenced by its written business records; (iii) is at any time disclosed to the other Party by any person or entity not a party hereto whom the other Party believes, after reasonable inquiry, has the right to so disclose the same; or (iv) is required to be disclosed in compliance with any law governmental regulation, or court order, provided that the Party disclosing the same shall notify the Party to which such information belongs ten (10) days in advance of any such disclosure, if feasible.

(B)           NuVasive’s Confidential Information.

(i)            BTC hereby confirms that NuVasive has and shall retain the sole right, title and interest in and to NuVasive’s Confidential Information.  Subject to the conditions, restrictions and obligations contained in this Agreement, NuVasive hereby grants to BTC a limited, non-exclusive, worldwide, royalty free license (without the right to sublicense or transfer) to use NuVasive’s Confidential Information solely for the purposes of performing BTC’s obligations under this Agreement.  No other rights or licenses are granted by NuVasive to BTC relating to NuVasive’s Confidential Information or any other proprietary rights of NuVasive.  Upon the termination or expiration of this Agreement, the licenses granted herein by NuVasive shall terminate, and BTC shall cease all further use of NuVasive’s Confidential Information or any other proprietary rights of NuVasive except with respect to Tissues that conform to the Specifications and which were being held by BTC in its work-in-process or finished inventory at the time of termination.  Any such work-in-process inventory, to the extent it cannot be salvaged for another use (as determined in good faith by the Parties), shall be finished, and all such finished inventory shall be shipped to NuVasive.  NuVasive shall pay for such inventory according to the terms of this agreement.

(ii)           BTC shall maintain the NuVasive’s Confidential Information in confidence and shall not disclose it to any person or entity not a party hereto or use the same for its benefit or the benefit of any person or entity other than NuVasive.  BTC shall maintain complete and accurate written records of NuVasive’s Confidential Information, mark same with such legends as NuVasive may reasonably direct, and promptly deliver the same to NuVasive upon written request upon the expiration or termination hereof or at such other times as NuVasive may request, except that in any such event, counsel for BTC may retain one copy thereof solely for use should any dispute between the Parties arise.  In addition, both during the term and after the expiration or termination of this Agreement, BTC shall take such other reasonable actions as NuVasive may request to enable NuVasive to publish, protect by litigation or otherwise, or further its title to any of NuVasive’s Confidential Information.

(C)           BTC’s Confidential Information.

(i)            NuVasive hereby confirms that BTC has and shall retain the sole right, title and interest in and to BTC’s Confidential Information.  Subject to the conditions, restrictions and obligations contained in this Agreement, BTC hereby grants to NuVasive a limited, non-exclusive, worldwide, royalty free license to use BTC’s Confidential Information solely for the purposes of exercising NuVasive’s rights and performing NuVasive’s obligations under this Agreement and using the Tissues for their intended purpose.  No other rights or licenses are granted by BTC to NuVasive relating to BTC’s Confidential Information or any other proprietary rights of BTC.  Upon the termination or expiration of this Agreement, the licenses granted herein by BTC shall terminate, and NuVasive shall cease all further use of BTC’s Confidential Information or any other proprietary rights of BTC except with respect to Tissues that conform to the Specifications and which were being held by NuVasive in its inventory at the time of termination.  Such inventory may be sold by NuVasive after the expiration of this Agreement in the ordinary course of its business.

(ii)           NuVasive shall maintain BTC’s Confidential Information in confidence and will not disclose it to any person or entity not a party hereto or use same for its benefit or the benefit of any person or entity other than BTC.  NuVasive shall maintain complete and accurate written records of BTC’s Confidential Information, mark the same with such legends as BTC may reasonably direct, and promptly deliver the same to BTC upon written request upon the expiration or termination hereof or at such other times as BTC may request, except that in any such event, counsel for NuVasive may retain one copy thereof solely for use should any dispute between the Parties arise.  In addition, both during the term and after the expiration or termination of this Agreement, NuVasive shall take such other reasonable actions as BTC may request to enable BTC to publish, protect by litigation or otherwise, or further its title to any of BTC’s Confidential Information.

(D)          Intellectual Property.  BTC warrants that all right, title and interest to any intellectual property developed during the term of this Agreement which relates in any manner to allograft processing, manufacture, and/or packaging (whether developed in whole or in part, independently, jointly with others, or in conjunction with NuVasive) (“Intellectual Property”) shall be owned in its entirety by NuVasive.  BTC agrees to promptly and fully disclose and assign to NuVasive all inventions made by BTC resulting from or arising out of BTC’s services hereunder, and BTC will, if NuVasive shall so request, assist in every proper way (at the expense of NuVasive) to obtain for the benefit of NuVasive patents on such inventions in any and all countries, at NuVasive’s discretion); all such inventions and resulting Intellectual Property to be and remain the sole property of NuVasive whether or not disclosed, assigned or patented.  BTC agrees that any copyrightable works created by BTC (in whole or in part, either alone or jointly with others) resulting from or arising out of BTC’s services hereunder are “works made for hire” for NuVasive as that term is defined and used in the United States Copyright Act, Title 17 of the United States Code.  In the event that such “work made for hire” designation is challenged, BTC hereby assigns any and all of his rights to such copyrightable works to NuVasive, which assignment shall be effective for any such copyrightable work as of the date of its creation.  BTC further agrees that if NuVasive is unable because of BTC’s dissolution, or for any other reason, to secure BTC’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the inventions assigned to NuVasive above, then BTC hereby irrevocably designates and appoints NuVasive and its duly authorized officers and agents as its agent and attorney in fact, to act for and in its behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by BTC, as the case may be.

10.           Term and Termination.

(A)          Term.  The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years following the Effective Date and, unless earlier terminated as provided herein, shall automatically renew for an additional one-year term on each anniversary of the Effective Date unless either party gives written notice to terminate 60 days prior to completion of the first three year term or additional one –year anniversary date.

(B)           Early Termination.  This Agreement may be terminated as otherwise provided in this Agreement, and as follows:

(i)            By either party if the other party fails to perform or otherwise breaches any of its obligations hereunder, by giving notice of its intent to terminate and stating the grounds therefore.  The party receiving such notice shall have thirty (30) days from the receipt thereof to cure the failure or breach, at which time this Agreement shall terminate if such failure or breach has not been cured.  In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

(ii)           By NuVasive, if BTC sells all or substantially all of its assets or securities to another person or entity or merges into another person or entity, which termination shall not be unreasonably exercised by NuVasive.

(C)           Effect of Termination.  If this Agreement is terminated, the parties shall be released from all obligations, duties imposed or assumed hereunder, except as otherwise provided in this Agreement.  Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make payments for which such party is liable prior to such termination, any remedies of NuVasive under Section 5, any Party’s indemnification obligations under Section 7 or the obligations of confidentiality specified in Section 9 hereof.

11.           Notices.  All notices required or permitted to be given under this Agreement shall be in writing and shall be addressed to the Party at the address and/or facsimile number first set forth above (which either party may change at any time upon five days written notice).  Notices may be served by certified or registered mail, postage paid, with return receipt requested, by private courier, prepaid, by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record, or personally.  Mailed notices shall be deemed delivered five days after mailing, properly addressed.

12.           Governing Law; Venue.  The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the state of California applicable to contracts made and wholly performed within California by persons domiciled in California and exclusive of choice of law rules.  The parties hereby consent and submit to the exclusive jurisdiction of and venue in California and federal courts located in the San Diego County, California for any litigation arising out of this Agreement.

13.           Integration; Amendment.  This Agreement and the other documents contemplated hereby constitute the entire agreement of the parties relating to the subject matter hereof.  There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement or amendments hereto..  No modification of this Agreement (by purchase order, invoice or otherwise (except as provided in Section 2(C)) shall be of any force or effect unless such modification is in writing, refers specifically to this Agreement, contains language indicating it is a modification of this Agreement and is signed by both parties.

14.           Waiver.  No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving Party.  No failure by any Party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach of such provision or of any other provision.  No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

15.           Attorney’s Fees.  If any suit or action arising out of or related to this Agreement is brought by any Party, the prevailing Party shall be entitled to recover the costs and fees (including reasonable attorneys’ fees) incurred by such Party in such suit or action, including without limitation any post trial or appellate proceeding.

16.           Exhibits.  Each Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

17.           Continuing Agreement; Binding Effect.  This Agreement is a continuing agreement and shall remain in full force and effect until all obligations of the parties hereunder have been fully performed or otherwise discharged.

18.           Assignment.  This Agreement shall be assignable by either party upon written consent of the other party (not to be unreasonably withheld) and shall bind and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors, heirs, and assigns.

19.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

20.           Invalidity.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other terms and provisions, and such invalid or unenforceable term or provision will, in all events, be construed and enforced to the fullest extent permissible under applicable law.

21.           Force Majeure.  Neither Party shall be responsible for any loss or damage resulting from any delay in performing or failure to perform any provisions of this Agreement, so long as any such failure or delay arises from a fire, explosion, flood, storm, earthquake, tidal wave, terrorism, war, military operation, national emergency, civil commotion, strike or other difference with workers or unions that is beyond the control of the Parties hereto.

22.           Relationship.  The Parties are acting independently and shall at all times act as independent contractors of each other in the manufacture and sale of the Products and are not partners, joint venturers, agents, or legal representatives of each other, for any purpose.  Neither Party shall have any right or power to act for or bind the other, in any respect, to pledge its credit, to accept any service of process upon it, or to receive any notices of any nature whatsoever.

23.           Publicity.  Neither Party shall initiate any publicity, news release or other announcement, written or oral, whether to the public or press, to stockholders or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder without the prior written consent of the other, except as may be required, in the judgment of either parties legal counsel, to comply with the requirements of any applicable law, including, but not limited to, any disclosures required by state or federal securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Supply Agreement to be duly executed and effective as of the date and year first written above.

“NuVasive”	NuVasive, Inc.,
A Delaware corporation

	By:	/s/ Alexis V. Lukianov
	Its:	Chairman and CEO

“BTC”	Blood and Tissue Center of Central Texas,
A Texas Non-profit Corporation

	By:	/s/ Arlin Hall
	Its:	CFO

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

Products

*** Block

Manufacturing Price $ *** per unit *

* Price to be evaluated and adjusted as necessary  each year at least thirty (30) days before the anniversary of this Agreement, and in the event that the processing or distribution specifications are modified.

*** Terms have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.